                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                     ------------------------------------


                               SCHEDULE 14D-1/A
              TENDER OFFER STATEMENT PURSUANT TO SECTION 14(D)(1)
                    OF THE SECURITIES EXCHANGE ACT OF 1934

                               (AMENDMENT NO. 6)

                                      AND

                                SCHEDULE 13D/A
                   UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               (AMENDMENT NO. 6)

                     ------------------------------------


                      CONSOLIDATED CAPITAL PROPERTIES IV
                           (Name of Subject Company)

                            IPLP ACQUISITION I LLC
                           INSIGNIA PROPERTIES, L.P.
                           INSIGNIA PROPERTIES TRUST
                        INSIGNIA FINANCIAL GROUP, INC.
                                   (Bidders)

                     UNITS OF LIMITED PARTNERSHIP INTEREST
                        (Title of Class of Securities)

                                     NONE
                     (Cusip Number of Class of Securities)


                     ------------------------------------



                               JEFFREY P. COHEN
                             SENIOR VICE PRESIDENT
                        INSIGNIA FINANCIAL GROUP, INC.
                          375 PARK AVENUE, SUITE 3401
                           NEW YORK, NEW YORK 10152
                                (212) 750-6070


           (Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications on Behalf of Bidders)

                                   COPY TO:
                              JOHN A. HEALY, ESQ.
                                ROGERS & WELLS
                                200 PARK AVENUE
                           NEW YORK, NEW YORK 10166
                                (212) 878-8000

                     ------------------------------------



--------------------------------                                                     -----------------------------------
CUSIP No.   NONE                                    14D-1/A AND 13D/A                                 Page 2
--------------------------------                                                     -----------------------------------

========================================================================================================================
    1.       Name of Reporting Persons
             S.S. or I.R.S. Identification Nos. of Above Persons

                                        IPLP ACQUISITION I LLC
------------------------------------------------------------------------------------------------------------------------
    2.       Check the Appropriate Box if a Member of a Group

                                                                                                              (a)    |_|

                                                                                                              (b)    |X|
------------------------------------------------------------------------------------------------------------------------
    3.       SEC Use Only
------------------------------------------------------------------------------------------------------------------------
    4.       Sources of Funds

                                         AF
------------------------------------------------------------------------------------------------------------------------
    5.       Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(e) or 2(f)

                                                                                                                   | |
------------------------------------------------------------------------------------------------------------------------
    6.       Citizenship or Place of Organization

                                        DELAWARE
------------------------------------------------------------------------------------------------------------------------
    7.       Aggregate Amount Beneficially Owned by Each Reporting Person

                                        66,076.5
------------------------------------------------------------------------------------------------------------------------
    8.       Check if the Aggregate Amount in Row 7 Excludes Certain Shares

                                                                                                                   | |
------------------------------------------------------------------------------------------------------------------------
    9.       Percent of Class Represented by Amount in Row 7

                                        19.3%
------------------------------------------------------------------------------------------------------------------------
   10.       Type of Reporting Person

                                        OO
========================================================================================================================






----------------------------------                                                     -----------------------------------
CUSIP No.   NONE                                    14D-1/A AND 13D/A                                 Page 3
----------------------------------                                                     -----------------------------------

========================================================================================================================
    1.       Name of Reporting Persons
             S.S. or I.R.S. Identification Nos. of Above Persons

                                        INSIGNIA PROPERTIES, L.P.
------------------------------------------------------------------------------------------------------------------------
    2.       Check the Appropriate Box if a Member of a Group

                                                                                                                (a)  |_|

                                                                                                                (b)  |X|
------------------------------------------------------------------------------------------------------------------------
    3.       SEC Use Only
------------------------------------------------------------------------------------------------------------------------
    4.       Sources of Funds

                                        WC
------------------------------------------------------------------------------------------------------------------------
    5.       Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(e) or 2(f)

                                                                                                                   | |
------------------------------------------------------------------------------------------------------------------------
    6.       Citizenship or Place of Organization

                                        DELAWARE
------------------------------------------------------------------------------------------------------------------------
    7.       Aggregate Amount Beneficially Owned by Each Reporting Person

                                        66,076.5
------------------------------------------------------------------------------------------------------------------------
    8.       Check if the Aggregate Amount in Row 7 Excludes Certain Shares

                                                                                                                   | |
------------------------------------------------------------------------------------------------------------------------
    9.       Percent of Class Represented by Amount in Row 7

                                        19.3%
------------------------------------------------------------------------------------------------------------------------
   10.       Type of Reporting Person

                                        PN
========================================================================================================================






--------------------------------                                                     -----------------------------------
CUSIP No.   NONE                                    14D-1/A AND 13D/A                                 Page 4
--------------------------------                                                     -----------------------------------

========================================================================================================================
    1.       Name of Reporting Persons
             S.S. or I.R.S. Identification Nos. of Above Persons

                                        INSIGNIA PROPERTIES TRUST
------------------------------------------------------------------------------------------------------------------------
    2.       Check the Appropriate Box if a Member of a Group

                                                                                                                (a)  |_|

                                                                                                                (b)  |X|
------------------------------------------------------------------------------------------------------------------------
    3.       SEC Use Only
------------------------------------------------------------------------------------------------------------------------
    4.       Sources of Funds

                                        NOT APPLICABLE
------------------------------------------------------------------------------------------------------------------------
    5.       Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(e) or 2(f)

                                                                                                                   | |
------------------------------------------------------------------------------------------------------------------------
    6.       Citizenship or Place of Organization

                                        MARYLAND
------------------------------------------------------------------------------------------------------------------------
    7.       Aggregate Amount Beneficially Owned by Each Reporting Person

                                        66,076.5
------------------------------------------------------------------------------------------------------------------------
    8.       Check if the Aggregate Amount in Row 7 Excludes Certain Shares

                                                                                                                   | |
------------------------------------------------------------------------------------------------------------------------
    9.       Percent of Class Represented by Amount in Row 7

                                        19.3%
------------------------------------------------------------------------------------------------------------------------
   10.       Type of Reporting Person

                                        OO
========================================================================================================================






--------------------------------                                                     -----------------------------------
CUSIP No.   NONE                                    14D-1/A AND 13D/A                                 Page 5
--------------------------------                                                     -----------------------------------

========================================================================================================================
    1.       Name of Reporting Persons
             S.S. or I.R.S. Identification Nos. of Above Persons

                                        INSIGNIA FINANCIAL GROUP, INC.
------------------------------------------------------------------------------------------------------------------------
    2.       Check the Appropriate Box if a Member of a Group

                                                                                                                 (a) |_|

                                                                                                                 (b) |X|
------------------------------------------------------------------------------------------------------------------------
    3.       SEC Use Only
------------------------------------------------------------------------------------------------------------------------
    4.       Sources of Funds

                                        NOT APPLICABLE
------------------------------------------------------------------------------------------------------------------------
    5.       Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(e) or 2(f)

                                                                                                                   | |
------------------------------------------------------------------------------------------------------------------------
    6.       Citizenship or Place of Organization

                                        DELAWARE
------------------------------------------------------------------------------------------------------------------------
    7.       Aggregate Amount Beneficially Owned by Each Reporting Person

                                        66,076.5
------------------------------------------------------------------------------------------------------------------------
    8.       Check if the Aggregate Amount in Row 7 Excludes Certain Shares

                                                                                                                   | |
------------------------------------------------------------------------------------------------------------------------
    9.       Percent of Class Represented by Amount in Row 7

                                        19.3%
------------------------------------------------------------------------------------------------------------------------
   10.       Type of Reporting Person

                                        CO
========================================================================================================================






--------------------------------                                                     -----------------------------------
CUSIP No.   NONE                                    14D-1/A AND 13D/A                                 Page 6
--------------------------------                                                     -----------------------------------

========================================================================================================================
    1.       Name of Reporting Persons
             S.S. or I.R.S. Identification Nos. of Above Persons

                                        ANDREW L. FARKAS
------------------------------------------------------------------------------------------------------------------------
    2.       Check the Appropriate Box if a Member of a Group

                                                                                                                 (a) |_|

                                                                                                                 (b) |X|
------------------------------------------------------------------------------------------------------------------------
    3.       SEC Use Only
------------------------------------------------------------------------------------------------------------------------
    4.       Sources of Funds

                                        NOT APPLICABLE
------------------------------------------------------------------------------------------------------------------------
    5.       Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(e) or 2(f)

                                                                                                                   | |
------------------------------------------------------------------------------------------------------------------------
    6.       Citizenship or Place of Organization

                                        UNITED STATES
------------------------------------------------------------------------------------------------------------------------
    7.       Aggregate Amount Beneficially Owned by Each Reporting Person

                                        66,076.5
------------------------------------------------------------------------------------------------------------------------
    8.       Check if the Aggregate Amount in Row 7 Excludes Certain Shares

                                                                                                                   | |
------------------------------------------------------------------------------------------------------------------------
    9.       Percent of Class Represented by Amount in Row 7

                                        19.3%
------------------------------------------------------------------------------------------------------------------------
   10.       Type of Reporting Person

                                        IN
========================================================================================================================

           AMENDMENT NO. 6 TO 14D-1/AMENDMENT NO. 6 TO SCHEDULE 13D

         This Amendment No. 6, which amends and supplements the Tender Offer Statement on Schedule 14D-1 originally filed with the Commission on August 28, 1997, as amended by Amendment No. 1 filed with the Commission on September 10, 1997, Amendment No. 2 filed with the Commission on September 15, 1997, Amendment No. 3 filed with the Commission on September 26, 1997, Amendment No. 4 filed with the Commission on October 1, 1997 and Amendment No. 5 filed with the Commission on October 3, 1997 (the "Schedule 14D-1") by IPLP Acquisition I LLC (the "Purchaser"), Insignia Properties, L.P. ("IPLP"), Insignia Properties Trust ("IPT") and Insignia Financial Group, Inc. ("Insignia"), also constitutes Amendment No. 6 to the Statement on Schedule 13D of the Purchaser, IPLP, IPT, Insignia and Andrew L. Farkas, originally filed with the Commission on January 24, 1995, as amended by Amendment No. 1 filed with the Commission on April 25, 1997, Amendment No. 2 filed with the Commission on August 28, 1997, Amendment No. 3 filed with the Commission on September 26, 1997, Amendment No. 4 filed with the Commission on October 1, 1997 and Amendment No. 5 filed with the Commission on October 3, 1997 (and together with the Schedule 14D-1, the "Schedules"). The Schedules relate to the tender offer of the Purchaser to purchase up to 85,000 of the outstanding units of limited partnership interest ("Units") of Consolidated Capital Properties IV, a California limited partnership (the "Partnership"), at a purchase price of $140 per Unit, net to the seller in cash, upon the terms and subject to the conditions set forth in the Offer to Purchase dated August 28, 1997 (the "Offer to Purchase") and the related Assignment of Partnership Interest (which, together with any supplements or amendments, collectively constitute the "Offer"). Capitalized terms used but not defined herein have the meanings ascribed to them in the Schedule 14D-1.


ITEM 10.  ADDITIONAL INFORMATION.

         (f) On Friday, October 3, 1997, the Purchaser extended the expiration date of the Offer to 5:00 p.m., New York time, on Monday, October 6, 1997. On October 6, 1997, the Purchaser issued a press release announcing such extension and reporting that approximately 29,898.5 Units had been tendered pursuant to the Offer to date. A copy of the press release has been filed as Exhibit (a)(7) to this Amendment No. 6 and is incorporated herein by reference in its entirety.

         The Offer expired pursuant to its terms at 5:00 p.m., New York time, on Monday, October 6, 1997. The Purchaser currently is reviewing the tendered materials submitted by holders of Units and intends to determine as promptly as practicable the number of Units validly tendered and not withdrawn pursuant to the Offer. In accordance with Rule 14e-1(c) under the Securities Exchange Act of 1934, the Purchaser will promptly pay the consideration due to holders of those Units that have been accepted for payment. Upon a final determination of the number of and payment for Units validly tendered, the Purchaser will file a final Amendment to this Schedule 14D-1 reporting the results of the Offer.

ITEM 11.  MATERIAL TO BE FILED AS EXHIBITS.

         (a)(7) Text of press release issued by the Purchaser on October 6, 1997.

                                   SIGNATURE


         After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:  October 7, 1997

                            IPLP ACQUISITION I LLC


                           By: /s/ JEFFREY P. COHEN
                               --------------------------
                               Jeffrey P. Cohen
                                    Manager


                           INSIGNIA PROPERTIES, L.P.

                           By: Insignia Properties Trust,
                               its General Partner


                           By: /s/ JEFFREY P. COHEN
                               --------------------------
                               Jeffrey P. Cohen
                               Senior Vice President



                           INSIGNIA PROPERTIES TRUST


                           By: /s/ JEFFREY P. COHEN
                               --------------------------
                               Jeffrey P. Cohen
                               Senior Vice President



                           INSIGNIA FINANCIAL GROUP, INC.


                           By:  /s/ FRANK M. GARRISON
                                Frank M. Garrison
                                Executive Managing Director



                          SOLELY FOR PURPOSES OF, AND INSOFAR
                          AS THIS FILING CONSTITUTES, AMENDMENT
                          NO. 6 TO THE STATEMENT ON SCHEDULE
                          13D


                             /s/ ANDREW L. FARKAS
                             -------------------------
                             ANDREW L. FARKAS

                                 EXHIBIT INDEX



   EXHIBIT NO.                   DESCRIPTION

     (a)(7)   Text of press release issued by the Purchaser on October 6, 1997.